Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

-	Central Appalachian (CAPP) production up 8% for third quarter 2005 as compared to third quarter 2004

-	CAPP average sales price increased $3.10 to $42.77 per ton for third quarter of 2005 as compared to third quarter 2004

-	Mine 15 began producing initial development coal in September 2005

-	First CAPP company-operated surface mine began producing coal in September 2005

Richmond, VA, November 8, 2005 - James River Coal Company (NASDAQ: JRCC), a producer of steam and industrial grade coal, today announced that it had a net loss of $2.2 million or $0.14 per fully diluted share, for the third quarter of 2005.

Peter T. Socha, Chairman and Chief Executive Officer of James River commented: “This was an extremely busy quarter for our company. We opened both Mine 15 at McCoy Elkhorn and the Commissary surface mine at Blue Diamond. We completed the engineering and contracting process for major upgrade projects at two of our preparation plants. We added significantly to our CAPP reserves and made progress on increasing our reserves in the Illinois Basin. We continue to attract and retain extremely talented individuals to the coal mining industry. Overall, we are moving aggressively in 2005 to implement our growth plans that we expect to result in higher production and lower costs in 2006 and beyond.”

QUARTERLY RESULTS

The following table shows selected operating results for the quarter ended September 30, 2005 compared to the quarter ended September 30, 2004 (in 000’s, except per ton amounts). The following table includes the results of operations of Triad from the date of acquisition (May 31, 2005).

	Three Months Ended September 30,
	2005		2004
	Total	Per Ton	Total	Per Ton

Coal shipped (tons)	3,167		2,219
Revenues
Coal sales	$120,372	38.01	88,021	39.67
Synfuel handling	2,565		1,860
Cost of coal sold	106,074	33.49	73,582	33.16
Depreciation, depletion and amortization	14,769	4.66	8,023	3.62
Gross profit	2,094	0.66	8,276	3.73
Selling, general and administrative	6,651	2.10	4,842	2.18
Operating Income (loss)	(4,557)	(1.44)	3,434	1.55

The following table shows selected results broken out by segments for the three months ended September 30, 2005 compared to the three months ended September 30, 2004 (in 000’s, except per ton amounts):

	Three Months Ended September 30,
	2005		2004
	CAPP	Midwest	CAPP	Midwest
Volume (tons)	2,247	920	2,219	-
Tons produced	2,243	911	2,065	-
Coal sales revenue	$96,094	24,278	88,021	-
Average sales price per ton	42.77	26.39	39.67	-

Cost of coal sold	87,130	18,944	73,582	-
Cost of coal sold per ton	38.78	20.59	33.16	-

Mr. Socha continued: “As previously discussed, our mining costs during the last half of 2005 contain quite a bit of noise from extraneous factors. These factors include higher personnel costs and lower productivity during the opening phase of our new mines. This includes keeping a very high cost mine, with experienced miners, in production prior to opening Mine 15. The high cost mine was closed in October. As part of the Mine 15 development project, we have also been impacted by extra trucking costs at McCoy Elkhorn during the construction phase of the upgrade project at our coal preparation and loading facility. A third, but very important, factor has been the training process for new coal miners. We have been very successful in both attracting and retaining a new generation of individuals to the coal mines. Our retention rate for these miners has been greater than 80%. Whenever possible and appropriate, we are moving very quickly to transition these men into the skilled positions required for our future growth. While these training moves have a short-term negative impact in the form of lower productivity and higher costs, we believe that they will provide a significant long-term benefit to our company.”

RESERVES

We estimate that, as of September 30, 2005, we controlled approximately 241.2 million tons of proven and probable coal reserves in the CAPP region and approximately 19.9 million tons in the Midwest. The table below provides additional information regarding changes to our reserves during the period noted (in millions of tons).

	CAPP		Midwest
Proven and Probable Reserves, at June 30, 2005	220.2		19.6
Coal extracted	(2.1)		(0.9)
Acquisitions and Adjustments	23.1	(1)	1.2
Proven and Probable Reserves, as of September 30, 2005	241.2		19.9

Note 1. Subsequent to the quarter end the Company signed a lease with the Bureau of Land Management for approximately 4 million tons of coal at the existing Bledsoe operations, which is not included in these numbers.

The Company currently has an expected reserve life in the CAPP operations of greater than 20 years. The Company expects to have a similar expected reserve life in the Midwest by mid-year 2007.

MINE 15 UPDATE

Initial coal production began on September 21, 2005. The major item to be completed before beginning normal production operations is the underground development to tie together the slope with the ventilation shaft. This is expected to be completed in early November. The mine is expected to have very limited production in the fourth quarter of 2005 before ramping up to full annualized production levels of approximately 1.4 to 1.5 million tons per year by the end of 2006.

GROWTH PROJECTS

The Company provided the following update on growth initiatives for 2005 and 2006:

1.	Coal Production

Our strategic plan is to achieve a balance between underground and surface mining methods and coal basins. As part of executing this plan, we are developing surface mines in the Central Appalachia region.

Our initial project was the development of the Commissary surface mine within the Blue Diamond mining complex. This project was originally planned to be operated by a contract miner. Our management team decided during the first quarter to change this mine to a Company mine. The mine began production in September 2005.

Our operations and engineering teams have identified more than 40 additional surface mining projects that merit further review. We currently control more than 75% of these reserves. Sixteen of the projects have current state mine permits, and the Corps of Engineers permitting process has already begun on these properties. We expect initial production from two of these projects to begin during the second half of 2006 with an expected production of approximately 100,000 tons per month by the end of 2006. This production has not been included in current guidance.

We have also identified six highwall mining projects for further review. Five of these projects are currently permitted. We are currently completing engineering and financial analyses for these projects. If we decide to proceed with one, or more; of these projects, we would expect initial production to begin by mid-year 2006. This production has not been included in current guidance.

As a related project to upgrading our inefficient coal preparation plants, we are currently evaluating a project to recover up to 1.1 million tons of coal product from an existing impoundment. The evaluation process is expected to be completed by December 31, 2005. If we decide to proceed with the project, we would expect the initial production to begin by the end of the 3rd quarter of 2006. These tons are not included in current guidance.

2.	Preparation Plants

We have developed a list of projects that are intended to improve the yield from our existing preparation plants. The projects are concentrated in the screening and separation areas of the plants. We expect these projects to require total funds of $9-11 million. Approximately ninety percent (90%) of these funds will be capital expenditures. These projects are expected to improve the overall yield of our preparation plants by 1-2%, or 200,000-400,000 tons per year. We have negotiated contracts required to implement the major preparation plant projects. All major projects are expected to be completed by the end of the second quarter of 2006.

TURNOVER AND EMPLOYEE RELATIONS

Low turnover and strong employee relations continue to be very important to James River Coal Company. We believe that this leads to higher productivity and lower costs. This is particularly true in mining conditions with thinner coal seams and during a period of increased competition for skilled mining labor.

James River Coal Company’s net turnover for the twelve months ended September 30, 2005 was approximately 13.1%.

Mr. Socha continued: “Maintaining low turnover continues to be very important to James River. Due to normal seasonal factors as well as intense competition from other coal mining companies, our turnover ticked up a bit this quarter. We are very focused on this change. On the other hand, we are also very encouraged by the high percentage of miners that leave James River for other coal mining companies and return within a period of days or weeks.”

We are actively working to improve our retention of employees by implementing safety and incentive plans that we believe will reduce turnover.

SALES COMMITTMENTS

As of September 30, 2005, we had the following contractual commitments to ship coal at a fixed and known price:

	2006	2007
CAPP Operations
(In millions, except per ton amounts)

Tons committed and priced	8.2	1.6
Average price of committed tons	$45.82	$38.37

Midwest Operations
(In millions, except per ton amounts)

Tons committed and priced	3.4	1.2
Average price of committed tons	$24.92	$24.77

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2005	December 31, 2004
Assets	(Unaudited)

Current assets:
Cash	$24,169	3,879
Receivables:
Trade	40,429	23,871
Other	1,101	7,362
Total receivables	41,530	31,233
Inventories:
Coal	10,935	2,305
Materials and supplies	6,104	4,084
Total inventories	17,039	6,389
Prepaid royalties	4,025	4,358
Other current assets	5,581	6,337
Total current assets	92,344	52,196
Property, plant, and equipment, at cost:
Land	6,116	2,698
Mineral rights	195,106	162,577
Buildings, machinery and equipment	189,250	106,105
Mine development costs	13,632	5,729
Construction-in-progress	933	231
Total property, plant, and equipment	405,037	277,340
Less accumulated depreciation, depletion, and amortization	57,538	21,765
Property, plant and equipment, net	347,499	255,575
Goodwill	31,869	-
Restricted cash	-	8,404
Other assets	17,463	11,651
Total assets	$489,175	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$-	2,700
Current installments of obligations under capital leases	374	388
Accounts payable	25,327	15,116
Accrued salaries, wages, and employee benefits	3,626	2,093
Workers' compensation benefits	12,475	12,090
Black lung benefits	2,600	2,600
Accrued taxes	4,224	3,530
Other current liabilities	9,969	3,633
Total current liabilities	58,595	42,150
Long-term debt, less current maturities	150,000	92,300
Other liabilities:
Noncurrent portion of workers' compensation benefits	39,375	38,223
Noncurrent portion of black lung benefits	23,806	23,341
Pension obligations	13,476	15,744
Asset retirement obligations	25,409	14,939
Obligations under capital leases, excluding current installments	363	637
Deferred income taxes	57,311	34,615
Other	226	292
Total liabilities	368,561	262,241
Shareholders' equity
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 16,788,380 and 14,740,694, respectively	168	147
Paid-in-capital	140,421	71,784
Deferred stock-based compensation	(18,226)	(7,540)
Retained earnings (deficit)	(1,757)	1,151
Accumulated other comprehensive income	8	43
Total shareholders' equity	120,614	65,585
Commitments and contingencies
Total liabilities and shareholders' equity	$489,175	327,826

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Successor	Successor
	Three Months	Three Months
	Ended 09/30/05	Ended 09/30/04

Revenues	$122,937	89,881
Cost of sales:
Cost of coal sold	106,074	73,582
Depreciation, depletion, and amortization	14,769	8,023
Total cost of sales	120,843	81,605
Gross profit	2,094	8,276
Selling, general, and administrative expenses	6,651	4,842
Total operating income (loss)	(4,557)	3,434
Interest expense	3,935	2,068
Interest income	(80)	(37)
Miscellaneous income, net	(276)	(377)
Total other expense, net	3,579	1,654
Income (loss) before income taxes	(8,136)	1,780
Income tax (benefit) expense	(5,936)	381
Net income (loss)	$(2,200)	1,399
Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.14)	0.10
Shares used to calculate basic earnings (loss) per share	15,766	13,800
Diluted earnings (loss) per common share	$(0.14)	0.10
Shares used to calculate diluted earnings (loss) per share	15,766	14,629

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Successor	Successor	Predecessor
	Nine Months	Five Months	Four Months
	Ended 09/30/05	Ended 09/30/04	Ended 04/30/04

Revenues	$334,125	154,366	113,949
Cost of sales:
Cost of coal sold	277,981	120,892	89,294
Depreciation, depletion, and amortization	35,818	13,561	12,314
Total cost of sales	313,799	134,453	101,608
Gross profit	20,326	19,913	12,341
Selling, general, and administrative expenses	18,620	7,408	5,023
Total operating income	1,706	12,505	7,318
Interest expense	9,040	3,371	566
Interest income	(140)	(51)	-
Charges associated with repayment of debt	2,524	-	-
Miscellaneous income, net	(692)	(666)	(330)
Total other expense, net	10,732	2,654	236
Income (loss) before reorganization items and
income taxes	(9,026)	9,851	7,082
Reorganization items, net	-	-	(100,907)
Income (loss) before income taxes	(9,026)	9,851	107,989
Income tax (benefit) expense	(6,118)	2,108	-
Net income (loss)	$(2,908)	7,743	107,989
Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.20)	0.56	6,393.67
Shares used to calculate basic earnings (loss) per share	14,681	13,800	17
Diluted earnings (loss) per common share	$(0.20)	0.53	6,393.67
Shares used to calculate diluted earnings (loss) per share	14,681	14,629	17

 CONFERENCE CALL AND WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss third quarter earnings on November 8, 2005 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 800-949-2163, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 312-461-0745. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: passcode 2352741.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward- looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including contiguous reserves currently held by our Midwest operations; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; lack of availability of financing sources; the effects of regulation and competition; additional turnover of employees and independent contractors; the risk that the Company is unable to successfully integrate the Triad business; and the risk factors detailed in our S-1 registration statement declared effective by the Securities and Exchange Commission on May 24, 2005, which factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company's public filings with the Securities and Exchange Commission.